Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER EARNINGS

August 2, 2006

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.1 million for the quarter ended June 30, 2006 and $2.2 million for the six month period ended June 30, 2006. Both periods were consistent with earnings for the prior year’s periods. First PacTrust Bancorp reported basic and diluted earnings per share of $0.28 and $0.27 for the second quarter ended June 30, 2006 compared to basic and diluted earnings per share of $0.26 and $0.25 for the second quarter ended June 30, 2005, respectively. First PacTrust Bancorp reported basic and diluted earnings per share of $0.55 and $0.53 for the six months ended June 30, 2006 compared to $0.53 and $0.52 for the six months ended June 30, 2005.

For the quarter ended June 30, 2006 total interest income increased $2.7 million to $11.3 million from $8.6 million in the prior year’s second quarter. This reflected a $91.3 million increase in the average balance of loans receivable due to growth, as well as an 81 basis point increase in the average yield on loans receivable. For the six months ended June 30, 2006, total interest income increased $4.7 million to $21.6 million from $16.9 million in the same period of the prior year due also to loan growth as well as the average yield on loans receivable. During the six month period ending June 30, 2006, the average balance of loans receivable increased $78.0 million while the average yield on loans receivable increased 72 basis points.

Total interest expense increased $2.7 million to $6.5 million for the quarter ended June 30, 2006 from $3.8 million for the prior year’s second quarter. This increase resulted primarily from a 116 basis point increase in the Company’s cost of funds due to increased market interest rates and a $58.4 million increase in the average balance of deposits from $455.4 million for the quarter ended June 30, 2005 to $513.8 million for the quarter ended June 30, 2006. Additionally, the average balance of Federal Home Loan Bank advances increased $38.9 million, due to growth in loan originations, and the average rate paid on those advances increased 129 basis points for the quarter ended June 30, 2006 compared to the prior year’s quarter. For the six month period ending June 30, 2006, total interest expense increased $4.7 million to $12.1 million from $7.3 million for the six month period ending June 30, 2005 due also to the Company’s increasing cost of funds, growth in deposit balances and increased FHLB advances. For the six month period ended June 30, 2006, the Company’s cost of funds increased 108 basis points while the average balance of deposits increased $55.7 million from $449.9 million at June 30, 2005 to $505.6 million at June 30, 2006. For the six month period ended June 30, 2006, the Company’s average balance of FHLB advances increased $30.8 million while the average rate increased 113 basis points.

As a result of the factors mentioned above, net interest income before provision for loan losses increased $53,000 to $4.8 million for the quarter ended June 30, 2006, compared to $4.7 million in the same period of the prior year. Total net interest income before provision for loan losses for the six months ended June 30, 2006 of $9.5 million was consistent with the same period of the prior year.

During the second quarter of 2006, a $112,000 provision for loan losses was made compared to a provision of $172,000 in the same period of the prior year. Provisions for loan losses of $183,000 and $252,000 were made for the six month periods ended June 30, 2006 and 2005, respectively. Although loans increased during the three month and six month periods ended June 30, 2006 compared to the same periods of the prior year, the provision decreased for both periods due to continued low levels of charge-offs and limited non-performing assets, as well as other adjustments made for current economic trends. The total allowance for loan losses was $4.9 million or 0.64% of total loans at June 30, 2006.

Noninterest income decreased $6,000 to $561,000 for the second quarter of 2006 from $567,000 for the same period of the prior year. Noninterest income of $1.1 million for the six months ended June 30, 2006 was consistent with the same period of the prior year. Noninterest expense of $3.5 million for the second quarter of 2006 was consistent with the prior year’s quarter. Noninterest expense increased $85,000 to $7.0 million for the six months ended June 30, 2006 compared to $6.9 million for the same period of the prior year primarily due to increased other general administrative expenses resulting from international debit card fraud.

Total assets increased by $67.0 million, or 8.9%, to $822.2 million at June 30, 2006 from $755.2 million at December 31, 2005. Significant contributing factors were growth in loans receivable of $66.4 million, and an increase of $1.3 million in FHLB stock. The increase in loans resulted primarily from loan originations exceeding repayments during the period, primarily reflecting growth in the Company’s new Green account loan product. The Green account is America’s first fully-transactional flexible mortgage account and growth in this product is expected to continue. Additionally, an increase in Federal Home Loan Bank stock was required due to increased FHLB advances being used to fund the loan originations.

Total deposits increased by $30.9 million to $539.0 million at June 30, 2006 from $508.2 million at December 31, 2005. The balance of deposits increased as a result of continued competitive pricing and marketing efforts and reflected growth primarily in money market and certificate of deposit accounts.

Equity increased $1.6 million to $79.4 million at June 30, 2006 from $77.8 million at December 31, 2005. The net increase resulted primarily from net income of $2.2 million, ESOP shares earned of $608,000, stock awards earned of $270,000 and the tax benefit of vested stock awards of $190,000. Equity was decreased primarily by the payment of dividends of $1.2 million and the purchase of treasury stock of $436,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,290	$8,581	$21,599	$16,866
Total interest expense	6,505	3,849	12,065	7,321

Net interest income	4,785	4,732	9,534	9,545
Provision for loan losses	112	172	183	252

Net interest income after provision for loan losses	4,673	4,560	9,351	9,293
Noninterest income	561	567	1,075	1,053
Noninterest expense	3,523	3,470	6,964	6,879

Income before taxes	1,711	1,657	3,462	3,467
Income tax provision	589	586	1,228	1,247

Net income	$1,122	$1,071	$2,234	$2,220

Earnings per share
Basic	$.28	$.26	$.55	$.53

Diluted	$.27	$.25	$.53	$.52

	June 30, 2006	December 31, 2005
	(In thousands)
Selected Financial Condition Data
Total assets	$822,214	$755,177
Cash and cash equivalents	13,224	13,873
Loans receivable, net	754,853	688,497
Securities available for sale	13,707	14,012
Deposits	539,043	508,156
BOLI	16,011	15,675
Advances from Federal Home Loan Bank	199,800	164,200
Shareholders’ equity	79,359	77,769

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Selected Financial Ratios (1)
Return on average assets	.56%	.61%	.57%	.63%
Return on average equity	5.68	5.38	5.68	5.57
General and administrative expenses to average assets	1.76	1.96	1.77	1.96
Efficiency ratio (2)	65.90	65.48	65.64	64.91
Net interest margin	2.50	2.81	2.54	2.85

	As of June 30, 2006	As of June 30, 2005
Non-performing assets to total assets (3)	.00%	.72%
Book value per common share (4)	$19.44	$19.07

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.